UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 18, 2012

MARTIN MIDSTREAM PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-50056	05-0527861
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4200 Stone Road Kilgore, TX	75662
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (903) 983-6200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 18, 2012, Martin Midstream Partners L.P. (the “Partnership”) entered into a definitive agreement to sell its East Texas and Northwest Louisiana natural gas gathering and processing assets owned by Prism Gas Systems I, L.P., a wholly-owned subsidiary of the Partnership, and certain other natural gas gathering and processing assets also owned by the Partnership, to CenterPoint Energy Field Services, LLC (“CEFS”), an indirect, wholly-owned subsidiary of CenterPoint Energy Inc. (“CEFS”), for $275 million (the “Divestiture”) subject to certain purchase price adjustments prior to closing. The assets to be sold include the Partnership’s 50% operating interest in the Waskom Gas Processing Company (“Waskom”). A subsidiary of CEFS owns the remaining 50% interest in Waskom. The definitive agreement contains customary representations and warranties, and indemnities. The Divestiture is subject to customary closing conditions, including antitrust approval. The Divestiture is expected to close on July 31, 2012.

Item 7.01. Regulation FD Disclosure.

On June 19, 2012, the Partnership issued a press release announcing the Divestiture. A copy of the press release is furnished as an exhibit to this Current Report on Form 8-K. The Partnership will host a conference call for analysts and investors on Tuesday, June 19, 2012 at 2:00 p.m. Central Daylight Time to discuss the Divestiture. Details regarding the call are set forth in the attached press release. Slides for the call are furnished as an exhibit to this Current Report on Form 8-K and are available on the Partnership’s website.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibits is deemed to be “furnished” and not deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 19, 2012.

99.2	Slide Presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.

	By:	Martin Midstream GP LLC,
Its General Partner

Date: June 19, 2012	By:	/s/ Robert D. Bondurant
Robert D. Bondurant,
Executive Vice President and
Chief Financial Officer

Exhibit No.	Description
99.1	Press Release dated June 19, 2012.

99.2	Slide Presentation.